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                                                                                      EXHIBIT 99.3

PRESS RELEASE                                                              The Meditrust Companies
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197 First Avenue o Needham, Massachusetts 02194-9127           (781) 433-6000 o Fax (781) 433-1290
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Contacts:  Elaine Quinlan                    Matthew Sherman
           Investor Relations                Abernathy MacGregor Frank
           (781) 433-6000                    (212) 371-5999
           e-mail: meditrust@reit.com

FOR IMMEDIATE RELEASE

                 MEDITRUST COMPLETES ACQUISITION OF COBBLESTONE

     Needham Heights, MA--June 1, 1998--The Meditrust Companies (NYSE:MT) announced today that it has completed its acquisition of Cobblestone Holdings, Inc., the parent of Cobblestone Golf Group, Inc. and will exchange all of the outstanding preferred and common stock of Cobblestone for Meditrust shares. Meditrust also assumed and refinanced approximately $154 million of Cobblestone debt. After the previously announced golf course acquisitions are closed, Cobblestone will have a portfolio of 45 facilities with 49 courses in major golf markets and will be one of the leading owners and operators of golf courses in the United States.

     Abraham D. Gosman, Chairman of the Board of The Meditrust Companies, stated, "The acquisition of Cobblestone establishes Meditrust as a leader in the growing golf industry. Golf has attracted over 26 million participants in 1997, an increase of 13 percent from 1996. With Bob Husband and his organization, Meditrust gains an excellent management team to speed the rapid consolidation of this sector. We envision Cobblestone at the core of a number of golf-related acquisitions that we have planned in this extremely fragmented industry."

     James "Bob" Husband will continue to serve in his current capacity as president and CEO of Cobblestone, now a subsidiary of The Meditrust Companies. Cobblestone's headquarters will remain in Del Mar, California.

     Bob Husband, president and chief executive officer of Cobblestone, said, "We are very excited about the combination of Meditrust and Cobblestone. Working together, we believe that Meditrust will continue to increase its presence in the golf industry and maintain a dominant position."

     The Meditrust Companies, a paired share real estate investment trust and the nation's largest health care real estate investment trust, with headquarters in Needham, Massachusetts, consists of Meditrust Corporation and Meditrust Operating Company. As of March 31, 1998, Meditrust had investments in 474 health care facilities in 40 states with 37 different operators and has a total market capitalization of approximately $3.0 billion.

     Editor's Note: This release is also available on the Internet over the World Wide Web: http://www.reit.com.